EXHIBIT 99.2

CommunityOne Bancorp Supplemental Disclosures
In connection with the proposed settlement of the Consolidated WDNC Action, as described in the Report to which this Exhibit is attached, CommunityOne has agreed to make these supplemental disclosures to the joint proxy statement/prospectus filed with the Securities and Exchange Commission on March 15, 2016. This supplemental information should be read in conjunction with the joint proxy statement/prospectus, which should be read in its entirety. As noted above, none of the defendants has admitted wrongdoing of any kind, including but not limited to inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, any breach of any fiduciary duty, or aiding or abetting any of the foregoing. All page references in the information below are to pages in the joint proxy statement/prospectus, and terms used below have the meanings set forth in the joint proxy statement/prospectus, unless otherwise defined below. With the exception of newly added disclosures that do not modify pre-existing disclosures under the heading “The Merger-Opinion of Sandler O’Neill + Partners, L.P.-Net Present Value Analyses” and the newly added section titled “The Merger-Financial Forecasts and Projections of CommunityOne”, additional disclosures are underlined and italicized for convenience and deleted words are shown as struck through.
The following disclosure is added to the first full paragraph on page 60 under the heading “The Merger-Background of the Merger.”
In May 2015, the CommunityOne board, as part of its annual regular strategic planning process, undertook a formal assessment process of CommunityOne’s performance, prospects and alternatives to increase shareholder value, using the assistance of Sandler O’Neill & Partners L.P. ("Sandler O’Neill") and UBS Securities LLC ("UBS"). The CommunityOne board was aware when it began working with Sandler O’Neill that an affiliate of Carlyle has an indirect ownership interest in Sandler O’Neill. The assessment process set forth a baseline framework of CommunityOne on a stand-alone basis, using its latest forecast, and compared that baseline to evaluate a series of options, including CommunityOne undertaking a series of acquisitions of small bank and non-bank entities, a merger of equals with a like-size entity, an acquisition of CommunityOne by a larger institution and selling CommunityOne in a strategic sale. In making their respective assessments, each of Sandler O’Neill and UBS focused on CommunityOne’s strengths, including its markets and growth, and its challenges, including its stock price and limited trading volume. Other factors considered included the ability of CommunityOne to use its substantial deferred tax asset and the potential value of the deferred tax asset to any merger partner (which would vary depending on such things as the size and tax attributes of the entity), potential partners who might provide CommunityOne shareholders with the possibility of increasing their investment potential over different investment horizons, and the potential value of CommunityOne in the future.
The following disclosure is added to the paragraph that begins at the bottom of page 60 and continues on page 61 under the heading “The Merger-Background of the Merger.”
CommunityOne had discussions with five entities during the ensuing four months, resulting in CommunityOne successfully bidding and closing on a branch acquisition from CertusBank, N.A. in the second quarter of 2015. These discussions included meetings with company B, resulting in CommunityOne entering into a non-disclosure agreement with company B on January 20, 2015 so that the two parties could exchange information and engage in meaningful discussions on the structure and terms of a potential transaction. This non-disclosure agreement (as well as the non-disclosure agreements entered into with Capital Bank Financial and company C, company D and company E) had a term of two years and did not include a standstill provision. CommunityOne reviewed several other acquisition opportunities of banking institutions during January through June 2015, but concluded that, given its then current stock price, it would not be competitive in any of those situations. Under the guidance and review

EXHIBIT 99.2

of the Strategic Planning Committee of the CommunityOne board, commencing in April 2015 through August 2015, CommunityOne pursued the acquisition of a nonbank company that engaged in SBA lending, submitting several expressions of interest and conducting due diligence, but CommunityOne ultimately was not successful in entering into a transaction with that entity. The Strategic Planning Committee of the board is a standing committee of the CommunityOne board that has been delegated the authority by the CommunityOne board to oversee management in matters relating to strategic transactions and to report to the full CommunityOne board as appropriate. The members of the Strategic Planning Committee are Robert L. Reid, Chief Executive Office of CommunityOne, J. Chandler Martin, Chair of the CommunityOne board and Lead Independent Director, John C. Redett, the CommunityOne board member appointed by Carlyle, and Scott B. Kaufman, the CommunityOne board member appointed by Oak Hill.
The following disclosure is added to the paragraph that begins at the bottom of page 61 and continues on page 62 under the heading “The Merger-Background of the Merger.”
At the conclusion of this assessment process, the CommunityOne board unanimously agreed at its regularly scheduled meeting on July 23, 2015 to formally engage Sandler O’Neill and UBS to assist CommunityOne in assessing several strategic alternatives, including a purchase of one or more bank or non-bank entities, a merger of equals with a select group of companies in a manner that could preserve CommunityOne’s substantial deferred tax asset, and a strategic sale to a group of larger companies where CommunityOne would be a material percentage of the pro forma combined company’s assets, and where there would be a likelihood of material synergies and compatible operating models. The CommunityOne board directed that Sandler O’Neill and UBS contact certain companies identified by the advisors and selected by the CommunityOne board that met the criteria set forth above, beginning with companies where a merger of equals transaction might be appropriate, because the CommunityOne board believed that such a transaction would allow CommunityOne’s substantial deferred tax asset to be preserved, and allowed the CommunityOne shareholders to continue to hold a larger stake in the pro forma combined company, potentially providing the CommunityOne shareholders the possibility of appreciation of their investment over time. CommunityOne formally engaged Sandler O’Neill to serve as its co-financial advisor in connection with the CommunityOne board’s consideration of strategic alternatives based on, among other factors, Sandler O’Neill’s reputation as a nationally recognized investment bank with a specialty in financial institutions, its experience in mergers and acquisitions, valuations, financing and capital markets transactions and, having provided investment banking services to CommunityOne in the past, including in the recapitalization of CommunityOne in October 2011, Sandler O’Neill’s familiarity with CommunityOne and CommunityOne’s strategic goals, and the environment and markets in which it competes. CommunityOne also formally engaged UBS to serve as a co-financial advisor in connection with the CommunityOne board’s consideration of strategic alternatives based on, among other factors, UBS’s reputation as a nationally recognized investment bank with a specialty in financial institutions, its experience in mergers and acquisitions, valuations, financing and capital markets transactions and its familiarity with certain of the institutions that CommunityOne likely would want to approach regarding a possible merger of equals or a strategic sale. Under the terms of their respective engagement letters, (1) the scope of the financial advisory services to be provided by Sandler O’Neill and UBS were substantially similar, except that in the event of any transaction for which the CommunityOne board of directors may request a fairness opinion any such opinion would be rendered by Sandler O’Neill and UBS would not provide any fairness opinion, and (2) Sandler O’Neill and UBS would be entitled to the same compensation, except Sandler O’Neill would be additionally compensated if it were to render a fairness opinion.

EXHIBIT 99.2

The following disclosure supplements and restates the first full paragraph on page 65 under the heading “The Merger-Background of the Merger.”
On November 17, 2015, the members of the CommunityOne board other than the directors who represent Carlyle and Oak Hill had an informational meeting to discuss the Capital Bank Financial revised expression of interest and the results of the process relating to company B. Members of CommunityOne’s management team, representatives of Sandler O’Neill and UBS and a representative of Arnold & Porter were in attendance at that meeting. At the meeting, J. Chandler Martin, the CommunityOne Chair of the Board, updated the directors on the status of the process and the details of both proposals, as well as the recommendation of the Strategic Planning Committee for the full CommunityOne Board to evaluate the Capital Bank Financial proposal against operating CommunityOne on a stand-alone basis. The board other than the directors who represent Carlyle and Oak Hill discussed extensively the oral revised expression of interest from company B, compared to the revised written expression of interest from Capital Bank Financial, and concluded unanimously that approaching company B to negotiate any further increase in its offer to approach the revised, higher offer from Capital Bank Financial would not be successful and thus should not be further considered. Representatives of Sandler O’Neill and UBS reviewed the information included in the update presentation that the Strategic Planning Committee had requested be prepared for this meeting. The directors extensively discussed the Capital Bank Financial proposal against remaining independent, including the benefits and risks of each option, including, without limitation, the benefit to CommunityOne shareholders of combining with a larger bank at a premium to CommunityOne’s historic stock price, the complementary branch network and business operating model, and proposed representation on the pro forma company’s board, as well as the risk of the ~~U.S. Treasury re evaluating~~ Internal Revenue Service decreasing by regulation the rate which determined the amount that CommunityOne’s deferred tax asset would be limited if CommunityOne continued to operate on a stand-alone basis and was later sold and thereby potentially significantly decreasing the value of the deferred tax asset, and the risk and impact of Capital Bank Financial growing over $10 billion in assets on a pro forma basis, as well as the possible impact of a Capital Bank Financial transaction on CommunityOne’s customers, employees and communities.
In May 2015, the CommunityOne board, as part of its annual regular strategic planning process, undertook a formal assessment process of CommunityOne’s performance, prospects and alternatives to increase shareholder value, using the assistance of Sandler O’Neill & Partners L.P. ("Sandler O’Neill") and UBS Securities LLC ("UBS"). The CommunityOne board was aware when it began working with Sandler O’Neill that an affiliate of Carlyle has an indirect ownership interest in Sandler O’Neill. The assessment process set forth a baseline framework of CommunityOne on a stand-alone basis, using its latest forecast, and compared that baseline to evaluate a series of options, including CommunityOne undertaking a series of acquisitions of small bank and non-bank entities, a merger of equals with a like-size entity, an acquisition of CommunityOne by a larger institution and selling CommunityOne in a strategic sale. In making their respective assessments, each of Sandler O’Neill and UBS focused on CommunityOne’s strengths, including its markets and growth, and its challenges, including its stock price and limited trading volume. Other factors considered included the ability of CommunityOne to use its substantial deferred tax asset and the potential value of the deferred tax asset to any merger partner (which would vary depending on such things as the size and tax attributes of the entity), potential partners who might provide CommunityOne shareholders with the possibility of increasing their investment potential over different investment horizons, and the potential value of CommunityOne in the future.

EXHIBIT 99.2

The following disclosure supplements and restates the third bullet on page 79 under the heading “The Merger-CommunityOne’s Reasons for the Merger; Recommendation of CommunityOne’s Board of Directors.”

•
the impact on the amount of CommunityOne’s deferred tax asset that would be limited if the Internal Revenue Service decreased by regulation ~~U.S. Treasury re evaluated~~ the rate used to determine such limitation upon a change in control and thereby potentially significantly decreasing the value of the deferred tax asset;

The following disclosure is added to the table at the bottom of page 87 under the heading “The Merger-Opinion of Sandler O’Neill + Partners, L.P.-Comparable Company Analyses.”
CommunityOne Comparable Company Analysis

	CommunityOne(1)	CommunityOne Peer Group Median	CommunityOne Peer Group Mean	CommunityOne Peer Group Low	CommunityOne Peer Group High
Total assets (in millions)	$2,353	$2,478	$2,293	$1,512	$3,273
Tangible common equity/Tangible assets	11.39%	10.05%	9.99%	8.27%	12.80%
Tier 1 leverage ratio	8.43%	11.31%	11.12%	9.60%	12.03%
Total risk-based capital ratio	13.80%	15.99%	15.12%	11.77%	16.65%
LTM Return on average assets	0.36%	0.80%	0.69%	0.31%	0.93%
LTM Return on avg. equity	3.49%	6.90%	5.85%	2.21%	8.42%
LTM Net interest margin	3.46%	3.76%	3.73%	3.24%	4.18%
LTM Efficiency ratio	80.9%	67.2%	70.0%	59.5%	88.8%
Loan loss reserves/Gross loans	1.13%	1.21%	1.12%	0.51%	1.45%
Nonperforming assets(2)/Total assets	2.20%	1.46%	1.65%	0.47%	3.76%
Price/Tangible book value	127%	147%	145%	108%	174%
Price/LTM Earnings per share	41.4x	16.2x	17.1x	14.8x	19.9x
Price/2015 Earnings per share(3)	31.1x	15.1x	18.9x	14.5x	30.9x
Price/2016 Earnings per share(3)	24.5x	14.3x	17.3x	13.9x	27.5x
Current dividend yield	0.0%	1.6%	1.6%	0.0%	3.8%
Market value (in millions)	$336	$339	$316	$220	$383

(1)	LTM ROAA, LTM ROAE and LTM EPS adjusted to exclude reversal of valuation allowance on the deferred tax asset, assuming a 35% tax rate.

(2)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

(3)	Based on median analyst earnings per share estimates as reported by FactSet.
Note: Financial data for the institutions in the CommunityOne Peer Group not pro forma for any publicly announced and pending transactions.

EXHIBIT 99.2

The following disclosure is added to the table at the bottom of page 88 under the heading “The Merger-Opinion of Sandler O’Neill + Partners, L.P.-Comparable Company Analyses.”
Capital Bank Financial Comparable Company Analysis

	Capital Bank Financial(1)	Capital Bank Financial Peer Group Median	Capital Bank Financial Peer Group Mean	Capital Bank Financial Peer Group Low	Capital Bank Financial Peer Group High
Total assets (in millions)	$7,261	$7,919	$7,639	$5,201	$9,414
Tangible common equity/Tangible assets	12.25%	9.12%	9.11%	7.40%	12.62%
Tier 1 leverage ratio	13.60%	10.28%	10.21%	8.23%	14.30%
Total risk-based capital ratio	16.38%	12.56%	12.98%	11.40%	16.52%
LTM Return on average assets	0.78%	0.98%	1.11%	0.59%	2.10%
LTM Return on avg. equity	5.06%	8.28%	8.92%	4.30%	15.02%
LTM Net interest margin	3.94%	4.10%	4.13%	3.29%	5.33%
LTM Efficiency ratio	64.8%	57.2%	55.9%	35.7%	64.4%
Loan loss reserves/Gross loans	0.86%	0.77%	0.79%	0.57%	1.14%
Nonperforming assets(2)/Total assets	0.99%	0.97%	0.97%	0.41%	1.60%
Price/Tangible book value	170%	261%	263%	172%	410%
Price/LTM Earnings per share	29.5x	20.6x	21.4x	16.0x	27.8x
Price/2015 Earnings per share(3)	26.4x	17.8x	19.5x	14.4x	26.0x
Price/2016 Earnings per share(3)	21.2x	15.8x	16.5x	13.3x	21.6x
Current dividend yield	1.2%	1.3%	1.4%	0.0%	2.9%
Market value (in millions)	$1,470	$1,489	$1,844	$1,048	$4,730

(1)	Nonperforming assets/total assets as of June 30, 2015

(2)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

(3)	Based on median analyst earnings per share estimates as reported by FactSet.
Note: Financial data for the institutions in the Capital Bank Financial Peer Group not pro forma for any publicly announced and pending transactions.
The following disclosure is added to the “Analysis of Selected Merger Transactions” section beginning on page 89 and continuing on page 90 under the heading “The Merger-Opinion of Sandler O’Neill + Partners, L.P..”
Analysis of Selected Merger Transactions. Sandler O’Neill reviewed a regional group of merger and acquisition transactions. The group consisted of transactions with targets in the Southeast Region, announced between January 1, 2014 and November 20, 2015, involving banks and thrifts and with transaction values between $200 million and $600 million (the “Regional Precedent Transactions”). The Regional Precedent Transactions group was composed of the following transactions:

EXHIBIT 99.2

Acquirer	Target	Announcement Date
Bank of the Ozarks, Inc.	C1 Financial, Inc.	11/09/15
BB&T Corporation	Bank of Kentucky Financial Corp.	09/08/14
IBERIABANK Corporation	Old Florida Bancshares Inc.	10/27/14
Renasant Corporation	Heritage Financial Group Inc.	12/10/14
Simmons First National Corp.	Community First Bancshares Inc.	05/06/14
TowneBank	Franklin Financial Corporation	07/15/14
United Community Banks, Inc.	Palmetto Bancshares Inc.	04/22/15
Valley National Bancorp	1st United Bancorp Inc.	05/08/14
Valley National Bancorp	CNLBancshares, Inc.	05/27/15
Yadkin Financial Corporation	NewBridge Bancorp	10/13/15
Yadkin Financial Corporation	VantageSouth Bancshares	01/27/14
Using then latest publicly available financial information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following multiples: transaction price to last-twelve-months earnings per share, transaction price to estimated earnings per share, transaction price to tangible book value per share, tangible book premium to core deposits, and 1-day market premium. Sandler O’Neill compared the indicated transaction metrics for the merger to the median metrics of the Regional Precedent Transaction group.

	CommunityOne / Capital Bank Financial	Regional Precedent Transactions Group Median	Regional Precedent Transactions Group Mean
Transaction price/LTM earnings per share	43.1x	24.6x	26.3x
Transaction price/estimated earnings per share(1): .	25.3x	22.9x	21.7x
Transaction price/Tangible book value per share:	131%	178%	177%
Transaction price/Adjusted tangible book value per
share(2):	174%	—	---
Core deposit premium(3):	5.2%	11.3%	11.2%
Adjusted core deposit premium(2)(3):	9.3%	—	---
1-Day market premium:	4.2%	20.8%	22.5%
Adjusted 1-Day market premium(4)	21.4%	—	—

(1)	Based on median analyst earnings per share estimates as reported by FactSet.

(2)	Reduction of tangible common equity due to Section 382 limitation of $66 million, as provided by CommunityOne’s management.

(3)
Tangible book premium to core deposits calculated as (deal value-tangible equity) / (core deposits); core deposits defined as deposits, less time deposit accounts with balances over $100,000, foreign deposits and unclassified deposits.

(4)	One-day market premium adjusted to reflect CommunityOne common stock 90-day volume weighted average trading price on November 20, 2015.

EXHIBIT 99.2

The following new disclosure is added following the tables at the bottom of page 90 under the heading “The Merger-Opinion of Sandler O’Neill + Partners, L.P.-Net Present Value Analyses.”
The following table describes the discount rate calculation for the Company common stock prepared by Sandler O’Neill. In its normal course of business, Sandler O’Neill employs the Duff & Phelps valuation handbook in determining an appropriate discount rate in which the discount rate equals the sum of the risk free rate, the equity risk premium, the size premium and the industry premium. Sandler O’Neill determined, consistent with the Duff & Phelps valuation handbook, that it was prudent to use a Duff & Phelps size premium in absence of a beta since the Company common stock was relatively illiquid.

Risk Free Rate	4.0%	Based on Normalized 20yr US Treasury
Equity Risk Premium	5.0%	Per Duff & Phelps 2015 Valuation Handbook
Size Premium	3.7%	Per Duff & Phelps 2015 Valuation Handbook
Industry Premium	1.2%	Per Duff & Phelps 2015 Valuation Handbook
Discount Rate	13.9%
The following new disclosure is added following the tables at the bottom of page 91 under the heading “The Merger-Opinion of Sandler O’Neill + Partners, L.P.-Net Present Value Analyses.”
The following table describes the discount rate calculation for Capital Bank common stock prepared by Sandler O’Neill. In its normal course of business, Sandler O’Neill employs the Duff & Phelps valuation handbook in determining an appropriate discount rate in which the discount rate equals the risk free rate plus the product of the two year-beta of the relevant company’s common stock and the equity risk premium. Because this formulation uses a two-year beta it does not use a size premium.

Risk Free Rate	4.0%	Based on Normalized 20yr US Treasury
Two-year Beta of Capital Bank common stock	0.71x	Per Bloomberg
Equity Risk Premium	5.0%	Per Duff & Phelps 2015 Valuation Handbook
Discount Rate	7.6%

EXHIBIT 99.2

The following disclosure is added as a new section titled “The Merger-Financial Forecasts and Projections of CommunityOne” following the section titled “The Merger-Opinion of Sandler O’Neill + Partners, L.P.”
Financial Forecasts and Projections of CommunityOne
Neither CommunityOne nor Capital Bank Financial as a matter of course publicly disclose internal management budgets, forecasts or projections as to future financial performance due to the unpredictability of the underlying assumptions and estimates. However, in connection performing its financial advisory services, Sandler requested, and CommunityOne’s management furnished Sandler with, certain non-public projected financial data relating to CommunityOne prepared by CommunityOne’s management.
Set forth below is a summary of the net income forecasts and projections for 2016 through 2020 that were provided by CommunityOne’s management to Sandler.

	12/31/16	12/31/17	12/31/18	12/31/19	12/31/20
CommunityOne Net Income:	$14.3	$17.9	$23.7	$28.6	$34.6

Note: $ in millions

These net income forecasts and projections cannot be considered to necessarily be predictive of actual future operating results, and no assurance can be given regarding future events. The net income forecasts and projections represented CommunityOne’s independent forecasts and projections and evaluation of CommunityOne’s future financial performances at the time the forecasts and projections were made and they would not necessarily be the forecasts and projections CommunityOne might make as of the date hereof. Sandler O’Neill did not rely on these net income forecasts and projections in rendering its fairness opinion to the CommunityOne board. See “-Opinion of Sandler O’Neill & Partners, L.P.” beginning on page 81. In addition, the net income forecasts and projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the SEC regarding forward-looking statements and were not necessarily prepared in accordance GAAP. In light of the foregoing, and considering that the CommunityOne special meeting will be held several months after the net income forecasts and projections were prepared, as well as the uncertainties inherent in any net income forecasts and projections, shareholders of CommunityOne and Capital Bank Financial are cautioned not to rely on these net income forecasts and projections as a predictor of future operating results or otherwise.
The estimates and assumptions underlying the net income forecasts and projections involve assumptions and judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions. These estimates and assumptions may not be realized and are inherently subject to significant business, economic, competitive and regulatory risks and uncertainties, including those risk factors detailed in the sections of this joint proxy statement/prospectus entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of CommunityOne, Capital Bank Financial and Sandler. Estimates or projections of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold.

EXHIBIT 99.2

Actual results could vary materially from those presented in the net income forecasts and projections, and actual value or future results could be significantly more or less favorable than what is suggested by the forecasts and projections. The inclusion of these net income forecasts and projections should not be interpreted as an indication that CommnityOne, Capital Bank Financial or Sandler considers this information as necessarily predictive of actual future results, and this information should not be relied on for that purpose. Neither CommunityOne’s auditors, nor Capital Bank Financial’s auditors, nor any other independent registered public accounting firm, examined, compiled or performed any procedures with respect to these forecasts or projections. Nor have CommunityOne’s auditors, Capital Bank Financial’s auditors, any other independent registered public accounting firm or Sandler expressed any opinion or any other form of assurance on this information or its achievability.
Neither CommunityOne nor Capital Bank Financial intends to disclose publicly any update or other revision to these forecasts or projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events or changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.